Exhibit 107
Calculation of Filing Fee Tables
Form
S-3
(Form Type)
F.N.B. Corporation
(Exact Name of Registrant as Spec
i
fied in its Charter)
Table 1: Newly Registe
re
d Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

	Debt	5.722% Fixed Rate / Floating Rate Senior Notes due 2030	457(r)	500,000,000.00	—	$500,000,000	$0.00015310	$76,550(1)

Fees Previously Paid	—	—	—	—	—	—	—	$—

	Total Offering Amounts					$500,000,000		$76,550

	Total Fee Offsets							—

	Net Fee Due							$76,550

1)	Registrant has elected to pay the filing fees on a deferred basis pursuant to Rules 456(b) and 457(r) under the Securities Act of 1933.